Exhibit 8
List of significant subsidiaries

Philips Electronics Nederland B.V., Eindhoven, the Netherlands (100%)
Philips Holdings USA Inc., New York, US (100%)
Philips Electronics North America Corporation, Andover (100%)
Respironics, Inc., Murrysville (100%)
The Genlyte Group Incorporated, Louisville (100%)
Philips Lumileds Lighting Company LLC, San Jose (100%)